SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2007

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on October 24, 2007 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen

VP, Finance and Chief Financial Officer

Data I/O Corporation

(425) 881-6444

DATA I/O ANNOUNCES THIRD QUARTER PROFITS

Redmond, Wash., October 24, 2007 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the third quarter of 2007.

Revenues for the third quarter of 2007 were $7.3 million, an increase of 26% compared with $5.8 million for the second quarter of 2007. New orders during the third quarter were $8.3 million, up 33% from the $6.2 million for the second quarter of 2007. The gross margin as a percentage of sales for the third quarter of 2007 was 62.0%, compared with 49.1% for the second quarter of 2007. The increase in gross margin percentage was primarily due to a favorable product mix; higher sales volume relative to fixed operating costs; sales channel mix being mostly direct; and savings from our restructuring actions, as well as favorable inventory material cost and labor and overhead variances.

In accordance with U.S. generally accepted accounting principles (GAAP), net income for the third quarter of 2007 was $1.6 million, or $0.18 per share, compared with a net income of $47,000 or $0.01 per share for the third quarter of 2006, and compared with a net loss of ($1.1 million), or ($0.13) per share, for the second quarter of 2007. Included in the results of each of these periods was $0.01 per share related to the impact of expensing options.

“We were pleased to report both the large orders to a new automotive customer announced earlier, as well as strong sales to wireless customers”, said Fred Hume, president and CEO. “The substantial increase reported in gross margin, which combined with savings resulting from our restructuring actions were the leverage for delivering outstanding profitability for the third quarter.”

Conference Call Information

A conference call discussing the third quarter and 2007 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (480) 629-9025 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 891734. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating 35 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), offers expertise in delivering intellectual property to programmable devises, with integrated manufacturing solutions that specifically address the requirements of engineering and manufacturing customers. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning orders or future growth in revenue, results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS
(in thousands except per share data)

	Third Quarter			Nine Months Ended
			Percent			Percent
	9/30/2007	9/30/2006	Change	9/30/2007	9/30/2006	Change
Net sales	$7,283	$6,837	6.5%	$19,089	$20,413	-6.5%
Gross margin	4,512	3,768	19.7%	10,670	10,922	-2.3%
Gross margin as percent of sales	62.0%	55.1%	6.9%	55.9%	53.5%	2.4%
Operating expenses:
Research & development	1,036	1,426	-27.3%	3,693	4,245	-13.0%
Selling, general and administrative	1,969	2,229	-11.7%	6,534	7,494	-12.8%
Provision for business restructure	(107)	152		725	152
Operating income (loss)	1,614	(39)		(282)	(969)
Non-operating income (expense)	(9)	22		32	97
Income(loss) from operations before taxes	1,605	(17)		(250)	(872)
Income tax expense (benefit)	(1)	(64)		8	(9)

Net income (loss)	$1,606	$47		($258)	($863)

Total diluted earnings (loss) per share	$0.18	$0.01		($0.03)	($0.10)

Diluted weighted average shares outstanding	8,815	8,672		8,555	8,413

CONDENSED BALANCE SHEET
(in thousands)

	9/30/2007	12/31/2006
Cash and cash equivalents	$4,106	$2,478
Accounts receivable, net	7,110	8,496
Inventories	5,906	5,052
Other current assets	176	491
Land, building and equipment	2,202	2,852
Other long-term assets	115	122
Total assets	$19,615	$19,491

Current liabilities	$5,508	$5,762
Long term debt	384	446
Shareholders' equity	13,723	13,283
Total liabilities and shareholders' equity	$19,615	$19,491

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 26, 2007	By _/s/Frederick R. Hume

Frederick R. Hume

President

Chief Executive Officer

By _/s/Joel S. Hatlen

Joel S. Hatlen

Vice President - Finance

Chief Financial Officer

Secretary and Treasurer